EXHIBIT 99.1
Reynolds American Completes Acquisition of Conwood
     WINSTON-SALEM, N.C. – May 31, 2006 – Reynolds American Inc. (NYSE: RAI) today completed its $3.5 billion acquisition of a holding company that owns Conwood, the nation’s second largest manufacturer of smokeless tobacco products, from business interests of the Pritzker family.
     The transaction, which was announced April 25, 2006, received required approval from the Federal Trade Commission on May 23, 2006. Reynolds American funded the $3.5 billion acquisition purchase price with the net proceeds of its private offering of $1.65 billion of senior secured notes and borrowings under its $1.55 billion senior secured term loan facility, each of which also closed today, as well as available cash. In addition, RAI entered into a $550 million revolving credit facility today.
     “We are excited about the growth prospects Conwood brings to Reynolds American,” said Susan M. Ivey, RAI’s chairman and chief executive officer. “Conwood’s strong, well-positioned brands are gaining share in the growing moist snuff market, and its high margins will enhance our ability to continue to provide an excellent return to our shareholders.”
     Reynolds American will combine its Lane Limited subsidiary, currently headquartered in Tucker, Ga., with Conwood in order to drive growth in the companies’ portfolio of other tobacco products (OTP). Lane markets a range of specialty tobacco products, including cigars and little cigars; roll-your-own and pipe tobaccos; and Dunhill and other premium international cigarettes. The headquarters of the combined companies will be in Memphis, Tenn., and full integration of the two companies is expected to be completed by year-end 2007.
RISK FACTORS
     Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RAI’s future performance and financial results inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include:
•	the substantial and increasing regulation and taxation of the tobacco industry;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the substantial payment obligations and limitations on the advertising and marketing of cigarettes under the MSA and other state settlement agreements;

•	the continuing decline in volume in the domestic cigarette industry;

•	competition from other manufacturers, including any new entrants in the marketplace;

•	increased promotional activities by competitors and the growth of deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to realize the benefits and synergies arising from the combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W;

•	the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales;

•	the cost of tobacco leaf and other raw materials and other commodities used in products, including future market pricing of tobacco leaf which could adversely impact inventory valuations;

•	the effect of market conditions on foreign currency exchange rate risk, interest rate risk and the return on corporate cash;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the rating of RAI’s and RJR’s securities;

•	any restrictive covenants imposed under RAI’s and RJR’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect the manufacturing facilities;

•	any adverse effects from the transition of the packaging operations formerly conducted by RJR Packaging, LLC, a wholly owned subsidiary of RJR Tobacco, to the buyers of RJR Packaging, LLC’s businesses;

•	any adverse effects arising out of the implementation of an SAP enterprise business system in the third quarter of 2006;

•	the potential existence of significant deficiencies or material weaknesses in internal controls over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002; and

•	the failure to realize the anticipated benefits and synergies arising from the Conwood acquisition.
     Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
     Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. brands: Camel, Kool, Winston, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products for U.S. and international markets. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.